Pan American Goldfields Reports Renegotiated Cieneguita Mine pilot production and development agreement with Minera Rio Tinto (MRT) – Anticipated increase in net cash flow expected to finance planned feasibility study for larger operation. MRT to increase stake in Pan American Goldfields.

September 10, 2012, Vancouver, British Columbia, Pan American Goldfields Ltd. (the “Company”) has entered into a Second Amended and Restated Development Agreement for mineral exploration, production and development of the Cieneguita Project with its partner Minera Rio Tinto SA (MRT) of Chihuahua, Mexico and Marje Minerals SA. Under the new agreement, the Company’s share of net cash flow from the Pilot Project operated by MRT increases from 20% to 29% beginning retroactive to March 1, 2012 through December 31, 2012.  Beginning January 1, 2013 through December 31, 2013, the Company’s share of net cash flow from the Pilot Project increases to 35%. At all times, the Company retains its 80% ownership interest in the entire Project.

Under the previous agreement, which was to lapse December 31, 2012, the Company received 20% of net cash flow from the pilot production from the first 15 meters mined and 80% of the net cash flow below the first 15 meters.  The Company’s ownership of the entire Project, for which a Preliminary Economic Assessment (“PEA”) is in its final stages of completion, remained at 80%.

Under the new agreement, a project company is being established, and a management committee formed, for the development of the larger mining operation where the Company will have an 80% voting interest and MRT a 20% interest.

Under the new agreement, the current Pilot Project is exclusively operated by MRT and MRT must provide to the Company financial information related to the calculation of net cash flows within 30 days of the end of each month and will pay a minimum US $150,000 to the Company within the first 10 days of each month as a good faith advance against the previous month’s net cash flow. The balance of monies owed (if any) to the Company for the previous quarter is to be paid within 45 days from the end of each fiscal quarter.

MRT must also provide quarterly reports summarizing exploration, development and operations and all related technical results from activities on the project.  In addition, MRT must, at its cost, provide, a quarterly audit within thirty (30) days of the end of each fiscal quarter regarding compliance with environmental laws and steps required to effect remediation or other required actions (if any) to maintain and/or bring the Pilot Project operations into compliance with all applicable environmental laws.  The audit is to be performed by an independent expert environmental consulting firm selected by the Company and MRT.  MRT is solely responsible for any costs of effecting any remediation recommended by the audit.

In connection with the revised development agreement, MRT is also subscribing for 2 million common shares of the company at a price of $0.12 per share for net proceeds of $240,000. MRT’s investment increases its stake in the company to 10 million shares or approximately 11% of the Company’s issued and outstanding common shares.

The Company calculates that a further $524,000 will be paid to it for its additional 9% net cash flow not yet paid to it for the two fiscal quarters beginning March 1st 2012 bringing the total for both quarters paid to the Company to $1,688,000.  Currently production is averaging 600 TPD compared to 550 TPD in the previous months.

No further financings are planned as the Company expects to finance the planned feasibility study for the Cieneguita expansion from cash flow and cash on hand.  Both the Company and MRT are discussing the extension of pilot production into 2014, providing it does not interfere with the completion of the feasibility study which is to commence immediately after the completion of the PEA which is anticipated later this year.  Cash proceeds from the sale of the Company’s Argentine real estate is to be allocated towards the Cerro Delta project in Argentina.

"This is a significant milestone for the company as the increased cash flow we anticipate from the Cieneguita pilot operations greatly enhances our ability to grow without diluting our shareholders,"  stated Neil Maedel,  Chairman of Pan American.   "As we continue to progress with the completion of the Preliminary Economic Assessment regarding a much larger operation at the Cieneguita,  we are also considering with MRT  the possibility of  increasing current production, as a way to maximize the window of opportunity for pilot production to help finance Pan American's growth. "

About Pan American Goldfields

Pan American Goldfields is a precious metals mining and exploration company with projects in Mexico's booming Sierra Madre gold-silver belt and the Maricunga Gold Belt straddling the border between Argentina and Chile. The Company's most advanced development is its now producing Cieneguita gold-silver project, where a Preliminary Economic Assessment for the expansion of the operation is underway. In addition, the Company holds the Cerro Delta project in Argentina, where it is preparing to drill test a series of large porphyry-style copper-gold occurrences – which are on structure and 12 miles east of Barrick’s 25 million oz/Au Cerro Casale in the Maricunga gold belt. The Company continues to assess other high-impact acquisitions in Colombia, Argentina and Mongolia.

Safe Harbor Disclosure

The information in this press release contains forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, the timing and outcome of our feasibility study on our Cieneguita Project; the costs and results of our initial production activities on our Cieneguita Project; the future financial and operating performances of our projects; the estimation of mineral resources and the realization of mineral reserves, if any, on our existing and any future projects; the timing of exploration, development, and production activities and estimated future production, if any; estimates related to costs of production, capital, operating and exploration expenditures; requirements for additional capital and our ability to raise additional capital on a timely basis and on acceptable terms; government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses; title disputes or claims against our existing and any future projects; and the future price of gold, silver, or other minerals. These and other factors can be found in our filings with the SEC. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

For further information:

Email: info@panamgoldfields.com

Tel: 604-340-8678

Investor Relations Contact:

Dave Gentry

RedChip Companies, Inc.

1-800-733-2447, Ext. 104

info@redchip.com

http://www.redchip.com